EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 19, 2020 with respect to the statements of condition including the related portfolios of Dividend Sustainability Strategic Opportunity Portfolio 2020-4 and Global High Dividend Portfolio 2020-4 (included in Invesco Unit Trusts, Series 2093) as of November 19, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-249051) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 19, 2020